EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2021, relating to the consolidated financial statements of Identiv, Inc., which appears in Identiv, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BPM LLP

San Jose, California
March 12, 2021